Exhibit 5.1

Opinion of Richard M. Kaplan, Esq.

April 6, 2020
The Board of Directors
Raytheon Technologies Corporation
870 Winter Street
Waltham, MA 02451
Ladies and Gentlemen:
This opinion is furnished in connection with the filing with the Securities and Exchange Commission of a Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 (File No. 333-232696) filed with the Commission on July 17, 2019, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on August 15, 2019 and the pre-effective Amendment No. 2 thereto filed with the Commission on September 4, 2019 (the “Form S-4”), which the Commission declared effective at 4:00 p.m. Eastern Time on September 9, 2019 (the “Registration Statement”) by Raytheon Technologies Corporation (formerly known as United Technologies Corporation) (the “Corporation”) under the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of up to 2,400,000 shares of the Corporation’s common stock, par value $1.00 per share (the “Shares”), issuable under the Raytheon 2010 Stock Plan and the Raytheon 2019 Stock Plan (collectively, the “Plans”).
I have acted as counsel to the Corporation in connection with certain matters relating to the Plans, including the registration of the Shares. I have reviewed such corporate proceedings relating thereto and have examined such records, certificates and other documents and considered such questions of law as I have deemed necessary in giving this opinion, including:

(i)	the Corporation’s Restated Certificate of Incorporation, restated as of April 3, 2020;

(ii)	the Corporation’s Bylaws, as amended and restated effective April 3, 2020;

(iii)	certain resolutions adopted by the Board of Directors of the Corporation;

(iv)	copies of the Plans; and

(v)	the Registration Statement.
In examining the foregoing documents, I have assumed all signatures are genuine, that all documents purporting to be originals are authentic, that all copies of documents conform to the originals and that the representations and statements included therein are accurate.
I have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources I believe to be responsible.
Based on the foregoing, it is my opinion that the Shares have been duly authorized, and, upon issuance in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.
I do not express any opinion herein on any laws other than the Delaware General Corporation Law.
I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforementioned Registration Statement and to the reference to my name under the heading “Interests of Named Experts and Counsel” in the Registration Statement and any amendments thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Richard M. Kaplan
Richard M. Kaplan
Vice President & Associate General Counsel